UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K



                                 CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934




                                 March 24, 2000
                                (Date of earliest
                                 event reported)



                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)




       PENNSYLVANIA                 1-1401             23-0970240
      (State or other                (SEC            (IRS Employer
      jurisdiction of            file number)       Identification
      incorporation)                                     Number)


     230l Market Street, Philadelphia, Pennsylvania       19101
        (Address of principal executive offices)        (Zip Code)




               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5.  Other Events.

On March 24, the Company issued the following press release:

PECO ENERGY REACHES COMPREHENSIVE SETTLEMENT WITH PENNSYLVANIA PARTIES INTERESTED IN ITS UNICOM MERGER, ASKS FOR PA-PUC APPROVAL

PHILADELPHIA, PA, March 24, 2000 - PECO Energy Company submitted for approval yesterday a joint petition for settlement reached with various parties to the Company's proceeding before the Pennsylvania Public Utility Commission involving the proposed merger with Unicom Inc. of Chicago. The Company reached agreement with advocates for residential, small business and large industrial customers, and representatives of marketers, environmentalists, municipalities and elected officials.

The comprehensive settlement agreement contains rate reductions and extended rate caps, electric reliability and customer service standards, mechanisms to enhance competition and customer choice, expanded assistance to low-income customers, extensive funding for wind and solar energy and community education, nuclear safety research funds, customer protection against nuclear costs outside of Pennsylvania, and maintenance of charitable and civic contributions and employment for PECO Energy headquarters in Center City Philadelphia.

Ken Lawrence, PECO Energy Distribution president, said the settlement agreement balances the interests of all parties, contains major customer benefits, avoids extended, costly litigation and is consistent with PUC policies promoting negotiated settlements.

"The settlement was arrived at after extensive discovery and in-depth discussions over many weeks," Lawrence said. "We believe it is a fair and equitable settlement representing reasonable negotiated compromises on the many, complex issues involved."

Lawrence praised PUC Chairman John Quain for encouraging the collaborative process that resulted in the settlement, which will clearly advance utility competition and customer choice set in motion by Governor Ridge.

Specifically, the settlement provides:

o $200 million in rate reductions for all customers over the period January 1, 2002 through 2005,

o 18 more months on the existing cap on PECO Energy's retail electric delivery charges, which now will be effective through December 31, 2006,

o enhanced universal service programs, which the Company will fund with an additional $3 million over three years to assist low-income households, and a new study to identify and better meet the special needs of the area's needy households,

o a Quality of Service Plan that establishes service quality benchmarks and performance measurement criteria for service reliability and customer service. It is designed to provide higher levels of reliability and customer service and requires an annual performance report that will cover measurements for frequency and duration of service interruptions, storm management, call center availability for customers, billing and worker safety,

o protections for retail customers and limitations on PECO Energy's ability to recover decommissioning costs for nuclear plants not serving local retail customers or held by the Company on December 31, 1999,

o one of the largest investments in renewable energy and educational outreach in the eastern United States, including nearly $20 million for two groups to develop wind and solar-powered generation projects,

o several provisions that will further promote electric competition in Pennsylvania, including making historical customer energy usage and billing data available to licensed suppliers, offering energy capacity to aggregators for resale at a fixed price for three years, releasing large customers with existing special contracts to participate in the competitive market under a one-time option, and funding of a shopping guide that will be distributed to all residential customers at least six times in the next three years.

Additionally, as the Company pledged in the merger announcement last September, PECO Energy commits to keep its distribution business headquarters at 2301 Market Street through at least 2005, retain employment at this location at not less than 1,250, and maintain charitable and community development contributions at least at current levels through 2003.

The parties to the Settlement agreed to terminate opposition to the merger in other regulatory proceedings and make good faith efforts to obtain approval of the settlement.

A series of seven public hearings on the merger before PUC Administrative Law Judge Charles Rainey remain scheduled in each of the counties the Company serves retail customers, beginning Monday, March 27 in Philadelphia and concluding Tuesday, April 4 in York, Pennsylvania.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                     PECO ENERGY COMPANY


                                                     /S/ Jean H. Gibson
                                                     ---------------------------
                                                     Vice President & Controller


March 24, 2000